CUSIP No.	169379104
EXHIBIT A
Agreement of Joint Filing
The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of China Finance Online Co. Limited shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G. Each of the undersigned acknowledges that each shall be responsible for the timely filing of amendments with respect to information concerning such undersigned reporting person, and for the completeness and accuracy of the information concerning such undersigned reporting person, contained therein, but shall not be responsible for the completeness and accuracy concerning the others, except to the extent that such reporting person knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

VERTEX TECHNOLOGY FUND (III) LTD
Dated: February 10, 2009	By:	/s/ Chua Joo Hock
		Name:	Chua Joo Hock
		Title:	Director

VERTEX MANAGEMENT (II) PTE LTD
Dated: February 10, 2009	By:	/s/ Chua Joo Hock
		Name:	Chua Joo Hock
		Title:	Director

VERTEX VENTURE HOLDINGS LTD
Dated: February 10, 2009	By:	/s/ Chua Kee Lock
		Name:	Chua Kee Lock
		Title:	Director